Exhibit 10.1

TERMINATION AGREEMENT

This Termination Agreement (hereinafter, the “Termination Agreement”) is entered into by and between Strategic Hotels and Resorts, Inc. and its affiliates, subsidiaries and related entities (collectively the “Company”), and Sir David M.C. Michels (hereinafter, the “Consultant”). The Company and the Consultant are hereinafter collectively referred to as the “Parties”.

WHEREAS, the Parties have entered into that certain Consulting Agreement dated August 16, 2007, as amended by that certain First Amendment to Consulting Agreement dated August 21, 2008 (collectively, the “Consulting Agreement”) for services to be provided to the Company by the Consultant;

WHEREAS, the Parties desire to terminate the Consulting Agreement effective as of December 31, 2009 and reduce the cost to the Company in connection with such termination, on such terms mutually agreed upon by and mutually beneficial for both Parties;

THEREFORE, in consideration of the mutual covenants, representations and undertakings contained herein, the Parties agree as follows:

1.	Termination. Effective as of December 31, 2009 (the “Termination Date”), the Consulting Agreement shall be terminated. In consideration of the consulting services being rendered through the Termination Date and the termination of the Consulting Agreement, the Parties agree that the Company shall pay to Consultant a total of $125,000.00 (the “Fee”), in monthly installments of $25,000 paid on the first day of each month through the Termination Date, it being understand that the first payment, related to the August 2009 services, shall be paid within five (5) business days of execution of this Termination Agreement. Consultant and Company agree that the payment of the Fee shall be in full satisfaction of all of the Company’s obligations under the Consulting Agreement. Notwithstanding Sections 2, 3(a) - (d) and (f), 4(b) and any other provision of the Consulting Agreement, the Parties expressly agree that there shall be no further obligations by the Company to pay any additional amounts to the Consultant under the provisions of the Consulting Agreement, including, without limitation, additional fees for consulting or other services rendered by the Consultant from the Payment Date through the Termination Date, fees for termination without cause or proper notice, the Administrative Stipend, Bonus, Annual Bonus or Grant (as such terms are defined in the Consulting Agreement. All prior grants made by Company to Consultant pursuant to the terms of the Consulting Agreement shall continue to vest provided the conditions to such vesting are satisfied.

2.	Miscellaneous

a.	Defined Terms. Capitalized terms not otherwise defined herein shall be as defined under the Consulting Agreement.

b.	Authority. The Parties each separately represent and warrant, respectively, that each has the full power and authority to execute and deliver this Termination Agreement and to perform their respective obligations hereunder. This Termination Agreement constitutes the legal, valid and binding obligation of the Parties and is enforceable against the Parties in accordance with its terms.

c.	Cooperation. The Consultant agrees to perform any further acts and execute and deliver any documents that may be reasonably necessary to carry out the provisions of this Termination Agreement. The Consultant will fully cooperate with the Company in all matters relating to the Consulting Agreement and the Termination Agreement.

d.	Choice of Law and Venue. The laws of the State of Illinois shall govern this Termination Agreement, without regard to any choice of law rules. The parties hereby consent to the jurisdiction and venue of the state and federal courts located in Cook County Illinois, in any action arising out of or relating to this Termination Agreement, and waive any other venue to which either party might be entitled by domicile or otherwise.

e.	Exclusive Agreement. This Termination Agreement expresses the full and complete understanding of the Parties with respect to the subject matter hereof and supersedes all prior or contemporaneous proposals, agreements, representations and understandings, whether written or oral, with respect to the subject matter. This Termination Agreement may not be amended or modified except in writing signed by each of the parties to the Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Termination Agreement as of the dates set forth below.

Accepted and agreed to this 5th day of August, 2009.

STRATEGIC HOTELS & RESORTS, INC.

By:	/s/ Laurence S. Geller

CONSULTANT

By:	/s/ Sir David M.C. Michels
Sir David M.C. Michels

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